SCHEDULE 14C INFORMATION
     Information Statement Pursuant to Section 14(c) of the Securities
                   Exchange Act of 1934 (Amendment No. 1)


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                                TECHDYNE, INC.
 ............................................................................
               (Name of Registrant as Specified In Its Charter)
 ............................................................................

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(3)  The Medicore options are out-of-the money, the exercise price being
     $2.38 per share and the closing price of the common stock as reported by Nasdaq on December 31, 1997 was $2.13.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since Medicore's acquisition of the Company in November, 1982, Medicore had been advancing funds at no interest to finance the Company's business. After repayment to Medicore of $900,000 from proceeds of the Company's 1985 public offering, and in October, 1995, another repayment of $1,500,000, there remained a balance due to Medicore at December 31, 1995 of approxi-mately $2,686,000 evidenced by an unsecured demand promissory note convertible into Common Stock of the Company at a rate of $1.75 per share. The annual interest rate on the note is 5.7%. Medicore converted $350,000 of the Company's promissory note into 200,000 shares of the Company's
Common Stock in June, 1996, and $875,000 of the Company's promissory note into 500,000 shares of the Company's Common Stock in November, 1997, resulting in Medicore's ownership interest in the Company of 3,227,797 shares of Common Stock (63% of the outstanding shares, or approximately
70% including the beneficial ownership of the convertible note). At
December 31, 1997, the Company owed its Parent approximately $2,292,000. Pursuant to the Company's refinanced credit facility with a Florida bank, Medicore has not only guaranteed the loans, and secured them with certain of its properties which it leases to the Company, but has also agreed to subordinate this indebtedness, provided the Company may make payments to Medicore on the subordinated debt from additional equity that is injected into the Company or from retained earnings arising subsequent to March 31, 1995, provided that at the time of any such repayment to Medicore, the Company is in compliance with the financial covenants of the loan agree-ments. The Company is advised that Medicore does not intend to require repayment of its advances prior to January 1, 1999.

     In 1990, the Company sold to Medicore its real property in Hialeah, Florida consisting of land, two buildings and a parking lot. Medicore is leasing the buildings and the parking lot to the Company under a five year net lease expiring March 31, 2000 initially at $130,000 per year plus applicable taxes. The rental was reduced to $94,000 per year plus appli-cable taxes effective April 1, 1996. Management is of the opinion that the rentals are on terms as favorable as obtainable from unaffiliated parties.

     The Company had a credit facility with Consolidated Bank, N.A., now NationsBank of Florida, which had been amended over the years. The $230,000 mortgage and the NationsBank credit facility were replaced in February, 1996 by the Company entering into three loan arrangements with Barnett Bank of South Florida, NA ("Barnett Bank"). One credit facility was a $2,000,000 line of credit, due on demand, secured by the Company's accounts receivable, inventory, furniture, fixtures, and intangible assets with interest at Barnett Bank's prime rate plus 1.25%. This line of credit was extended to $2,500,000 in July, 1997 by a First Amendment to Loan and Security Agreement, Loan Agreement, and Security Agreement, and fully used to pay the cash portion of the consideration for the Lytton acquisition completed on July 31, 1997. See below. Effective December 29, 1997, the Company refinanced its revolving line of credit which is no longer a demand loan but rather has a maturity date of May 1, 2000, is for an amount of up to $1,600,000 and bears interest at Barnett Bank's prime rate, currently 8.5%.

     The Company also obtained a five year term loan of $1,500,000 due December 29, 2002 at an annual interest rate of 8.60%. The interest was fixed based upon a variable rate note (LIBOR plus 2.25% floating rate) and an interest rate swap agreement entered into with Barnett Bank. The swap agreement in effect reduces the interest rate risk by allowing the Company to lock-in a fixed rate by converting the foregoing variable rate obliga-tion. The term loan is payable in equal principal payments of $25,000 plus interest. Early termination of the swap agreement, either through prepayment or default on the term loan, may result in a cost or a benefit to the Company. The market risk from such early termination that arises from the movement in interest rates may cause a liability to the Company if interest rates are down, and a benefit to the Company if interest rates are up, with the Company recognizing a loss or gain resulting from the difference between its fixed interest rate and the market value of interest rates at the time of early termination. Under the term loan, the Company is obligated to adhere to a variety of affirmative and negative covenants, including but not limited to a debt service ratio of 1:25 to 1:00, a current ratio of 1:5 to 1:00, a capital funds ratio of total debt to capital funds of no more than 1:7 to 1:00, maintenance of capital funds equal to or in excess of $3,500,000, and the Company may not sell any of its assets or properties, except inventory in the ordinary course of business, within any calendar year for which the aggregate book value exceeds $500,000. The term loan also provides for restrictions on transactions with related persons, precludes changes in ownership in the Company which would reduce the ownership by Medicore, to less than 51%, and restricts the Company from engaging in any new unrelated business which might adversely affect the repayment of the term loan.

     Barnett Bank had also extended two commercial term loans to the Company in 1996, one for $712,500 for five years expiring on February 7, 2001 at an annual rate of interest equal to 8.28% with monthly payments of principal and interest of $6,925 based on a 15-year amortization schedule with the unpaid principal and accrued interest due on the expira-tion date. This term loan has a prepayment penalty and is secured by a mortgage on properties in Hialeah, Florida owned by Medicore, two of which properties are leased to the Company and one parcel used as a parking lot. Under this term loan the Company is obligated to adhere to a variety of affirmative and negative covenants similar to those of the $1,500,000 five year term loan.

     The mortgage issued by Medicore to secure the $712,500 term loan pro-vides Barnett Bank with reappraisal rights so that should the principal amount outstanding under the Note exceed 75% of the reappraised value of the mortgaged property, such excess has to be repaid by the Company and/or Medicore. Medicore, as lessor to the Company of these mortgaged properties, has assigned the leases, rents and profits to Barnett Bank as further security for the $712,500 term loan, provided Medicore may continue to collect the rents until an event of default, if any, occurs. Medicore, as lessor of the properties mortgaged, has subordinated its interests in the leases to the mortgage held by Barnett Bank to secure this term loan.

     The second commercial term loan is for the principal amount of $200,000 for a period of five years bearing interest at a per annum rate of 1.25% over Barnett Bank's prime rate and requiring monthly principal payments with accrued interest of $3,333 through expiration on February 7, 2001.
This $200,000 term loan carries no prepayment penalty and is secured by all of the Company's tangible personal property, goods and equipment, and all cash or non-cash proceeds of such collateral.

     The revolving and term financing facilities are secured by a first security interest on corporate assets. Medicore has also subordinated $2,291,665 in principal indebtedness due to it from the Company to these financing facilities, provided the Company may make payments to Medicore on the subordinated debt from additional equity that is injected into the Company or from the use, on a quarterly basis, of retained earnings arising subsequent to March 31, 1995, so long as the Company is in compliance with all financial covenants of the loan agreements.

     There are cross defaults between the revolving and term loans exclusive of the $200,000 term loan.

     Medicore has unconditionally guaranteed the payment and performance by the Company of the revolving line of credit and the three commercial term loans.

     The Company has outstanding borrowings from a local bank for $145,000 with interest payable monthly at prime with the note maturing in April, 2000. This note is secured by two certificates of deposit of a related company and one certificate of deposit of the Company.

     The Company has advanced funds to Techdyne (Scotland) for that sub-sidiary's working capital requirements which advances aggregated approxi-mately $600,000 at an interest rate of prime plus 1.5% per annum and was repaid in 1997. The Company has guaranteed a line of credit for Techdyne (Scotland) from The Royal Bank of Scotland Plc which credit line has a U.S. equivalency of approximately $330,000 at December 31, 1997. This line of credit operates as an overdraft facility. No amounts were outstanding under this line of credit as of December 31, 1997.

     On July 31, 1997, the Company acquired Lytton Incorporated, which is engaged in the manufacture and assembly of printed circuit boards and other electronic products for commercial customers. See Item 1, "Business - Business Strategy" of the Company's Annual Report on Form 10-K for the year ended December 31, 1997. This acquisition required $2,500,000 cash at closing, funded by the modified revolving line of credit with Barnett
Bank, as well as 300,000 shares of the Company's Common Stock which had a fair value of approximately $1,031,000 based on the closing price on the date of acquisition for which the Company has guaranteed $2,000,000 minimum proceeds ($2,400,000 if certain earnings objectives are met over a twelve month period) to Patricia Crossley, the seller of Lytton.
Patricia Crossley is the wife of Lytton's President, Lytton Crossley.
The Stock Purchase Agreement also provided for incentive consideration based on specific sales levels of Lytton for each of three successive specified years, which includes payment to Patricia Crossley of 4% of Lytton's sales of $14,000,000 up to $20,000,000, and 5% of Lytton's sales over $20,000,000. The Lytton acquisition has expanded the Company's customer base, broadened its product line, enhanced its manufacturing capabilities and provided a new geographic area to better serve the continued existing customer base with opportunities to attract new customers. Lytton Crossley has a one year employment agreement with Lytton through July 30, 1998 at an annual salary of $135,000, plus participation in medical, hospitalization, group health, disability and life insurance programs and profit and other employee benefit plans, and reasonable business costs and expenses. In the event of Mr. Crossley's disability he would receive benefits from Lytton's existing standard disability plan.

     Mr. Crossley had borrowed an aggregate of approximately $155,000 from Lytton, which was repaid at the closing date of the Lytton acquisition on July 31, 1997. The repayment was made through use of a portion of the cash consideration paid to Patricia Crossley for the sale of Lytton to the Company.


     Lytton has a deferred compensation arrangement with its President, Mr. Crossley, dated August 1, 1997 in the amount of $200,140. The agree-ment calls for monthly payments of $8,339 provided that Lytton's cash flow is adequate to cover the payments with interest to be calculated on any unpaid balances as of August 1, 1999. For the period ended December 31, 1997, a total of $33,357 was paid under this arrangement.


     On September 16, 1996, Lytton sold its offices and operating facility to Stanley Avenue Properties, Ltd., a limited liability company whose membership includes Lytton's President, Mr. Crossley, and his wife. Stanley Avenue Properties, Ltd. acquired the facilities in exchange for a note to Lytton for $147,000 and the assumption of two mortgage notes payable for a total sales price of $1,200,152. Lytton recognized a gain on the sale of the property and equipment in the amount of approximately $14,400, which was reflected in the revenues section of Lytton's financial results. The note receivable from Stanley Avenue Properties, Ltd. of approximately $139,000 was also repaid on July 31, 1997 upon the Company's acquisition of Lytton.

     Stanley Avenue Properties, Ltd. leased the property to Lytton. In connection with the acquisition of Lytton by the Company, the lease was renegotiated. The lease is now a five year lease with monthly lease payments of approximately $17,900 for the first year, adjusted in subse-quent years for the change in the consumer price index, and contains two renewal options each for five years of the then fair market rental value. See Item 2, "Properties" of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


     During 1995, pursuant to a redemption agreement, Lytton purchased 249 shares of treasury stock from its former parent, Electrolert, Inc. ("Electrolert"), as well as from certain other minority stockholders. Consideration included cash, assignment of an account receivable and provisions for contingent payment upon sale of Lytton to a third party. This contingent payment resulted in Electrolert receiving $1,150,000 from the proceeds of the Company's acquisition of Lytton, releasing Lytton from any further liability to its former parent under the redemption agreement.


     In 1995, Lytton entered into loan agreements with The Provident Bank in Ohio for revolving ($1,500,000), term ($1,000,000), equipment (up to $900,000) and mortgage loans ($900,000), secured by a mortgage on the real property leased to Lytton and owned by Stanley Avenue Properties, Ltd., and by other collateral, and guaranteed by Lytton Crossley. The mortgage loan was assigned to and assumed by Stanley Avenue Properties, Ltd. and the mortgage was amended to delete the other loans from indebtednesses secured by the mortgage. The revolving line was extended to August 1, 1998 and has monthly interest payments at prime plus .5%. The average amount outstanding on this line since the Company acquired Lytton on July 31, 1997 was $438,000, the maximum outstanding was $695,000 with an outstanding balance of $549,000 as of December 31, 1997. The weighted average interest rate on this line during this period was 9.13%. The $1,000,000 installment loan matures August 1, 2002 at an annual rate of 9% for two years, with monthly payments of $16,667 plus interest. After two years, Lytton will have an option of a variable or fixed interest rate. The balance outstanding on this loan was $933,000 as of December 31, 1997. The $500,000 equipment loan is payable over four years through August 1, 2002 with the same interest rate as the installment loan. There was no outstanding balance on this loan as of December 31, 1997. All of these bank loans are secured by the business assets of Lytton.

     Certain of the officers and directors of the Company are officers and/or directors of Medicore and its publicly held subsidiary, DCA, including Thomas K. Langbein, Chairman of the Board of Directors and Chief Executive Officer of the Company holding the same positions with DCA and Medicore, as well as being President of Medicore, and an officer and director of Medicore's subsidiaries. Mr. Langbein is also the President, sole shareholder and director of Todd, a broker-dealer. Daniel R. Ouzts, Vice President of Finance and Controller of the Company holds the same positions with DCA and Medicore, as well as being their Treasurer; and Peter D. Fischbein and Anthony C. D'Amore are each a director of the Company and Medicore. See "Election of Directors." Lawrence E. Jaffe is Secretary and counsel to the Company, Medicore and DCA and receives a substantial portion of his fees from the Company, Medicore and DCA. Options to purchase 50,000 shares of Common Stock of the Company, ranging in exercise prices from $1.00 per share to $3.25 per share, from May, 1999 to June, 2002, are held in trust for his wife, as well as approximately 1% of the outstanding shares of Medicore common stock and less than 1% of the securities of DCA. Mr. Jaffe disclaims beneficial ownership of the securities held in the trust.


     In addition, certain of the accounting personnel and administrative facilities of Medicore and its subsidiaries, including the Company, are common. The costs of executive accounting salaries and other shared corporate overhead for these companies are charged first on the basis of direct usage when identifiable, with the remainder allocated on the basis of time spent, either through corporate overhead allocation or through a Service Agreement between the Company and Medicore. See "Executive Compensation - Employment Contracts and Termination of Employment and Change-In-Control Arrangements." Since the shared expenses are allocated on a cost basis, there is no intercompany profit involved. The amount of expenses due to Medicore, generally included in intercompany Medicore advances to the Company, for each of the three years ended December 31, 1997 was approximately $408,000. Utilization of per-sonnel and administrative facilities in this manner enables Medicore to share the cost of qualified individuals with its subsidiaries rather than duplicating the cost for various entities. It is in the opinion of management that these services are on terms as favorable as obtainable from unaffiliated parties.

     The Company manufactures certain products for Medicore which amounted to $214,000 and $279,000, for the two year period ended December 31, 1997, respectively.


     Property, casualty, and general liability insurance coverage for the Company and similar insurance for Medicore, DCA and their subsidiaries were obtained through the A.C. D'Amore Agency, Inc., an insurance agency owned by Anthony C. D'Amore, a director of the Company and Medicore and registered as a part-time account executive with Todd, although he has not been active in the securities business. In 1992, Mr. D'Amore sold his insurance business and acts as an insurance consultant. Mr. D'Amore continues to receive nominal commissions for the accounts of the Company and Medicore. The aggregate annual premiums for such insurance were approximately $159,000 in 1997 of which $127,000 was for the Company. Mr. D'Amore's commissions were approximately $4,000. In addition, the Company, Medicore and DCA obtained group health insurance coverage and several executive and key employee life insurance policies through George
Langbein, brother of Thomas K. Langbein. George Langbein is affiliated as an independent sales representative with the Company. This insurance includes $100,000 term life insurance each covering and owned by Barry Pardon, President and director of the Company, Joseph Verga, Senior Vice President, Treasurer and director of the Company (each purchased and paid for by the Company), Daniel R. Ouzts, Vice President of Finance and Con-troller of the Company and Bonnie Kaplan, a key employee of Medicore
(both purchased and paid for by Medicore). Medicore also pays for $1,600,000 of life insurance owned by Thomas K. Langbein. See "Executive Compensation." Premiums on these coverages totaled approximately $374,000 during 1997 of which $127,000 was for the Company. Management is of the opinion that the cost and coverage of the insurance are as favorable as can be obtained from unaffiliated parties.


     Peter D. Fischbein, director of the Company, Medicore and Viragen, is an attorney who, from time to time, represents the Company, Medicore and Todd. See "Election of Directors."

                              AUDITORS

     The audit committee is reviewing the services and fees of Ernst & Young LLP, the Company's independent accountants since 1983 and which firm audited the financial statements of the Company for fiscal 1997. Upon the completion of its review, the audit committee will make its recommen-dation to the board as to the independent accountants to audit the Company's financial statements for the current fiscal year and share-holders will be so notified. The Company also files consolidated financial statements with Medicore.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired to do so. The representative will also be available to respond to appropriate questions from shareholders attending the meeting.

                           SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered by the Company for inclusion in the 1999 Information Statement must be received by the Company not later than February 10, 1999. Any such proposal should be sent to Lawrence E. Jaffe, the Secretary of the Company, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604. Any such proposal should provide the proposer's intention to present the proposal for action at the meeting, and must comply with Item 4 of Schedule 14C of the rules of the Securities and Exchange Commission.


                          ADDITIONAL INFORMATION

     Management is not aware of any other matter to be presented for action at the Annual Meeting other than the election of directors, Item 1 in the accompanying Notice of Annual Meeting of Shareholders, and management does not intend to bring any other matter before the meeting.


     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY OF THE COMPANY, LAWRENCE E. JAFFE, 777 TERRACE AVENUE, HASBROUCK HEIGHTS,
NEW JERSEY 07604, A COPY OF THE FINANCIAL SCHEDULES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 (COPIES OF WHICH ANNUAL REPORT ARE INCLUDED WITH THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND INFORMATION STATEMENT) WILL BE PROVIDED WITHOUT CHARGE.

                                By Order of the Board of Directors

                                LAWRENCE E. JAFFE
                                Secretary


May 1, 1998